December 11, 2014

Alternative Strategies Trust

81 Arkay Drive

Hauppauge, NY 11788

Re:

Alternative Strategies Fund, File Nos. 333-168158 and 811-22440

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Alternative Strategies Fund Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 8 under the Securities Act of 1933 (Amendment No. 9 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP